Exhibit 10.1

Execution Version

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (as it may be amended or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is dated as of November 4, 2024, and is by and between BERRY GLOBAL, INC., a Delaware corporation (“BGI”), and TREASURE MERGER SUB II, LLC, a Delaware limited liability company (the “Surviving Entity”). BGI and the Surviving Entity are hereinafter collectively referred to as the “Parties,” or separately, as a “Party.”

RECITALS

WHEREAS, the Surviving Entity, acting through itself and its direct and indirect Subsidiaries, conducts the Spinco Business;

WHEREAS, this Agreement is being delivered contemporaneously with the Closing of the transactions contemplated by that certain RMT Transaction Agreement, dated as of February 6, 2024, by and among Berry Global Group, Inc., a Delaware corporation and parent entity to BGI, the Surviving Entity (as successor-in-interest to the Merger between Spinco and Merger Sub), and Glatfelter Corporation, a Pennsylvania corporation,      to be named Magnera Corporation following the Closing, (the “RMT Transaction Agreement”); and

WHEREAS, each Party has agreed to provide, or cause to be provided, those certain services set forth on Exhibit A (as may be amended from time to time in accordance with this Agreement, including without limitation pursuant to a Change Order, the “Services”) to the other Party on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
Definitions

1.1            Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” has the meaning set forth in the RMT Transaction Agreement.

“Agreement” has the meaning set forth in the preamble.

“Alternative Services” has the meaning set forth in Section 2.9.

“Applicable Business” means (i) with respect to the Surviving Entity as the Recipient, the Spinco Business, and (ii) with respect to BGI as the Recipient, the business of BGI or its applicable Affiliate, but excluding the Spinco Business.

“Applicable Termination Date” means, with respect to each Service, the termination date specified with respect to such Service, as applicable, in Exhibit A.

“Authorizations” means any consents, waivers, notices, reports or other filings obtained, made or to be obtained from or made, including with respect to any Contract, or any registrations, notifications, dossiers, appendices, licenses, permits, approvals, authorizations obtained or to be obtained from, or approvals from, or notification requirements to, any Person including a Governmental Entity.

“BGI” has the meaning set forth in the preamble.

“BGI Indemnified Party” means BGI, its Affiliates, and their respective stockholders, members, partners, directors, managers, officers, and employees and the respective successors and assigns of the foregoing.

“Change Order” has the meaning set forth in Section 2.5.

“Closing” has the meaning set forth in the RMT Transaction Agreement.

“Confidential Information” has the meaning set forth in Section 6.3.1.

“Contract” has the meaning set forth in the RMT Transaction Agreement.

“Data Protection Laws” means all applicable national, federal, and state Laws relating to the processing of Personal Information, privacy, and data security breaches, including where applicable the Federal Trade Commission Act, the California Consumer Privacy Act, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, and all other national, federal, and state Laws relating to processing of Personal Information.

“Due Date” has the meaning set forth in Section 3.2.

“Extension Term” has the meaning set forth in Section 2.2.

“Force Majeure” means any act, event, cause or condition that (a) is beyond the reasonable control of the affected Party, (b) is not caused by the fault or negligence on the part of the affected Party, (c) could not have been reasonably foreseen, avoided or overcome by the affected Party, and (d) prevents, hinders, disrupts or delays the affected Party in its performance of its obligations under this Agreement, including, but not limited to, (i) acts of nature, weather, fire or explosion, (ii) war, invasion, acts of terrorism, riot, insurrection, civil violence or disobedience, (iii) blockages or embargoes, (iv) sabotage, (v) epidemics and pandemics (including, without limitation, the outbreak of the COVID-19 disease caused by the SARS-CoV-2 virus (or any mutation or variation thereof)), (vi) strikes, lock-outs or other industrial or labor disturbances, (vii) blackouts or shortages of adequate power, or (viii) any requirement or intervention of civil or military authorities or other agencies or regulatory bodies of the government.

“Governmental Entity” has the meaning set forth in the RMT Transaction Agreement.

“Intellectual Property” has the meaning set forth in the RMT Transaction Agreement.

“Invoice Dispute Notice” means a written notice delivered by the Recipient to the Provider on or prior to the Due Date with respect to the disputed invoice listing all disputed items and, to the extent then known, providing a reasonably detailed description of each dispute.

“Law” has the meaning set forth in the RMT Transaction Agreement.

“Losses” means any and all losses, liabilities, damages, fees, costs and expenses (including reasonable attorneys’ fees and reasonable costs of investigation).

“Merger” has the meaning set forth in the RMT Transaction Agreement.

“Merger Sub” has the meaning set forth in the RMT Transaction Agreement.

“Newly Developed IP” has the meaning set forth in Section 6.2.2.

“Out-of-Pocket Costs” has the meaning set forth in Section 3.1.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” has the meaning set forth in the RMT Transaction Agreement.

“Personal Information” means all information identifying or relating to an identified or identifiable individual.

“Provider” means with respect to any of the Services, the Party who is required to provide or cause to be provided the relevant Service to the Recipient, including as specified in Exhibit A, in such Party’s capacity as a provider of Services.

“Recipient” means with respect to any of the Services, the Party to receive the Service from the Provider, as specified in Exhibit A, in such Party’s capacity as a recipient of Services.

“RMT Transaction Agreement” has the meaning set forth in the recitals.

“Security Incident” has the meaning set forth in Section 2.11.

“Separation and Distribution Agreement” has the meaning set forth in the RMT Transaction Agreement.

“Service Required” has the meaning as set forth on Exhibit A hereto.

“Service Fees” has the meaning set forth in Section 3.1.

“Service Standard” has the meaning set forth in Section 2.4.

“Service Taxes” has the meaning set forth in Section 3.3.1.

“Service Term” has the meaning set forth in Section 2.1.1.

“Services” has the meaning set forth in the recitals.

“Services Representative” has the meaning set forth in Section 2.8.

“Spinco” has the meaning set forth in the RMT Transaction Agreement.

“Spinco Business” has the meaning set forth in the RMT Transaction Agreement.

“Subsidiary” or “Subsidiaries” has the meaning set forth in the RMT Transaction Agreement.

“Surviving Entity” has the meaning set forth in the preamble.

“Surviving Entity Indemnified Party” means the Surviving Entity, its Affiliates (including Spinco and its Subsidiaries), and their respective stockholders, members, partners, directors, managers, officers, and employees and the respective successors and assigns of the foregoing.

“Third Party Offerings” has the meaning set forth in Section 2.10.

“Third Party Terms” has the meaning set forth in Section 2.10.

“Trade Secrets” has the meaning set forth in the RMT Transaction Agreement.

ARTICLE II
Services

2.1            Services Provided by the Provider.

2.1.1            The Provider shall provide, or cause to be provided, each Service to the Recipient (or one or more of its Affiliates, as may be designated in writing by the Recipient from time to time) in a manner in accordance with Section 2.4 during the period commencing on the date hereof and ending on the date of the Applicable Termination Date of such Service, subject to extension as set forth in Section 2.2 (with respect to each Service, the “Service Term”).

2.1.2            If there is any inconsistency between the terms of Exhibit A and the terms of this Agreement, the terms of Exhibit A shall govern.

2.1.3            The Parties agree and acknowledge that the Provider is not in the business of providing the Services to independent third parties and the Services are to be provided by the Provider or its designees solely to enable the Recipient to manage the operation of its Applicable Business.

2.2            Extension to Service Term. Any extension to the Service Term (an “Extension Term”) hereunder shall require the prior written agreement of the Parties, not to be unreasonably withheld, conditioned or delayed. Except for the foregoing, under no circumstances shall the Provider be obligated to extend the Service Term; provided, however, in the event such an Extension Term is so applicable and/or agreed upon, the Parties agree that the Service Fees shall increase in accordance with Section 3.1. Subject to the foregoing, any services so performed by the Provider (or its designees) as a result of an extension shall continue to constitute Services and be subject in all respects to the provisions of this Agreement. During any Extension Term, the Recipient agrees to use commercially reasonable efforts to make a transition of each Service to the Recipient’s own internal organization, or to obtain alternate third-party sources to provide such Services.

2.3            Subcontractors. Notwithstanding anything to the contrary herein, the Provider shall have the right, at its sole cost and expense, to hire third-party subcontractors to provide all or any part of any of the Services in its reasonable discretion, provided that: (a) each third-party subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms in this Agreement regarding confidentiality; (b) the Provider shall retain responsibility for Services to be performed by any such third-party subcontractor; (c) the Provider shall retain responsibility for ensuring that obligations with respect to the Service Standard set forth in this Agreement are satisfied with respect to any Services performed by any such third-party subcontractor; and (d) the Provider shall remain responsible and liable for all actions and omissions of any and all subcontractors as if the Provider had performed such actions itself. For the avoidance of doubt, the Provider shall have the sole authority to designate the third-party subcontractors who perform the Services hereunder, and the Recipient shall not require the Provider to use any subcontractor or other service provider to perform the Services.

2.4            Standard of Service; Disclaimer of Warranties. Subject to Section 2.9, the Provider represents and warrants to the Recipient that, as of the date hereof, the Provider has obtained all Authorizations required for the Provider to perform the Services on the terms set forth in this Agreement. The Provider agrees that the Services to be provided hereunder shall be performed in a professional and workmanlike manner, in good faith, in accordance with applicable Law and in a manner, quality, skill, attention and care generally consistent with the historical provision of such services by the Provider or any of its Affiliates (to the extent such Services were performed by the Provider or any of such Affiliates prior to Closing) to the Applicable Business during the twelve (12) months prior to the date hereof (the “Service Standard”). EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.4, NEITHER THE PROVIDER NOR ANY PERSON ON THE PROVIDER’S BEHALF MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, IMPLIED OR EXPRESSED, WITH RESPECT TO THE SERVICES, THE PERFORMANCE THEREOF, OR OTHERWISE RELATING TO THIS AGREEMENT (OTHER THAN TO THE EXTENT EXPRESSLY SET FORTH IN THE RMT TRANSACTION AGREEMENT), INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIFICALLY DISCLAIMED, AND THE RECIPIENT ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

2.5            Change Order Process. Any change in the scope or duration of any Service described on Exhibit A must be agreed by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed) and described in a document signed by the Services Representative of each Party (a “Change Order”). The Provider shall not be obligated to perform work beyond the scope of the Services set out on Exhibit A without a Change Order.

2.6            Cooperation; Access. The Provider shall, and shall cause its designees to, devote such time and attention as is necessary to provide the Services timely and in accordance with this Agreement and reasonably cooperate and assist with any reasonable request by the Recipient to the extent required for effective delivery or provision of any Service. In addition, the Recipient agrees that it shall provide to the Provider and its designees, at no cost to the Provider or such designees, access to the facilities, assets, systems, software, information systems, and books and records of the Recipient, in all cases only to the extent reasonably necessary for the Provider to fulfill its obligations under this Agreement. Should the Provider access information systems operated by the Recipient storing Personal Information, the Recipient shall take safeguards to prevent any access by the Provider to such Personal Information beyond that required to provide Services to the Recipient, in accordance with Section 2.11 of this Agreement. Each Party agrees to comply with the other Party’s written security policies, procedures and requirements, and information security policies, when accessing the other Party’s facilities, assets, systems, software, information systems and books and records and will not tamper with, compromise, or circumvent any security or audit measures employed by such other Party. Each Party shall use its commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the facilities, assets, systems, software, information systems and books and records of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss in connection with such access.

2.7            Provider Responsibilities.

2.7.1            The Provider shall: (a) maintain sufficient personnel and other resources to perform its obligations hereunder (notwithstanding any provision herein to the contrary) as required hereby and on a timely basis; (b) promptly notify the Recipient of any staffing problems and any other material problems that have occurred or are reasonably anticipated to occur that would reasonably be expected to adversely affect in any material manner, on a Service by Service basis, the Provider’s ability to provide the Services and the Parties shall work together in good faith (including, on the part of the Provider, using reasonable best efforts) to remedy any such problems; (c) promptly notify the Recipient of any inability to perform a Service or compliance problems in connection with the Services that have occurred or are reasonably anticipated to occur, and of which the Provider becomes aware; and (d) while Services are being provided pursuant to this Agreement, maintain in full force and effect, and not terminate or cancel, any licenses, permits, insurance coverages and other Authorizations required to be maintained by the Provider in order to provide such Services.

2.7.2            In addition, during the Service Term or Extension Term and for a reasonable period of time following the expiration or termination of this Agreement, the Provider shall, and shall cause its representatives to, (a) furnish the Recipient with such historical data and other historical information related to the Applicable Business as the Recipient may reasonably request in order to comply with requests by a Governmental Entity or otherwise comply with applicable Law and (b) provide reasonably sufficient knowledge transfer in respect of each Service Required as reasonably requested by the Recipient.

2.8            Services Representatives. BGI and the Surviving Entity will each appoint one or more representatives (each, a “Services Representative”) to facilitate communications and performance under this Agreement and have overall responsibility for coordinating and managing the Services on behalf of the Parties. Each Party may treat an act of a Services Representative of the other Party as being authorized by such other Party. The initial Services Representative is Ryan Ehlert with respect to BGI and Dustin Heslep with respect to the Surviving Entity. Each Party may replace its Services Representative and appoint project managers for each service function at any time for any reason by giving prior written notice of the replacement or appointment to the other Party. The listed contact for each Party in Exhibit A shall be a Party’s appointed project manager for each service function listed in Exhibit A. Each Services Representative, and any successor, shall have the education background, skills, and other qualifications necessary to perform such person’s assigned duties hereunder. Each Services Representative shall appoint or designate in writing directed to the other Services Representative, a person to act in such Services Representative’s stead on day-to-day matters within various functional areas when the Services Representative is unavailable. The action of any one Party’s Services Representative shall be deemed the action of such Party. Subject to the right to delegate duties to others (i.e., the project managers), the Services Representatives shall serve as the primary contact point for their respective principals with respect to the obligations under this Agreement. Each Services Representative’s responsibilities shall include: (a) mitigating and resolving technical and business issues; (b) making available any data, facilities, resources and other support services reasonably necessary for the Parties to perform their respective obligations in accordance with the requirements of this Agreement; and (c) managing the delivery of the Services. Nothing in this Agreement shall be deemed to authorize a Services Representative to amend this Agreement or terminate a Service in any way.

2.9            Third Party Consents. If, during the Service Term or Extension Term, the Provider discovers that it does not possess any Authorization required for the Provider to perform the Services in accordance with this Agreement, or additional Authorizations are needed to perform any Service, the Provider shall use commercially reasonable efforts to obtain such Authorizations. All costs of obtaining any such Authorizations, including any payments that are required to any third party, shall be shared equally between the Parties. If, at any point during the Service Term or Extension Term, the Provider or the Recipient reasonably believes that the Provider is unable to provide such Service because of a failure to obtain any Authorization, the Provider shall use its commercially reasonable efforts to provide alternative services in the same quality, amount and manner as if such Authorization were obtained (the “Alternative Services”), and any costs, fees or expenses associated with such Alternative Services (excluding general overhead and any other direct or indirect internal costs incurred by the Provider in providing such Alternative Services) shall constitute Out-of-Pocket Costs hereunder and shall be borne by the Recipient. Notwithstanding the foregoing or anything to the contrary in any other agreement among the Parties, the Parties acknowledge and agree that for any Alternative Services required in relation to Information Technology set forth on Exhibit A, the Recipient may, at its option, obtain any Authorizations required for any software or services necessary for such Information Technology at the sole cost and expense of the Recipient, and the Provider shall, upon the Recipient exercising such option, continue to provide the Recipient with Alternative Services for such Information Technology in support of any such Authorizations obtained by the Recipient hereunder, as needed, including, without limitation, by providing the Recipient with a cloned environment of the Provider’s software and services that are used or in any way associated with such Information Technology. In the event a third party shall require the Recipient to contract directly with such third party for one or more Services (rather than permit the Provider to utilize its own contract with such third party to perform one or more such Services), the Parties shall mutually agree on an adjustment to the Service Fees applicable to such Services hereunder. The Recipient shall reasonably cooperate with and assist the Provider in connection with obtaining any Authorizations necessary for the provision or receipt of the Services. The Parties acknowledge that it may not be practical to try to anticipate and identify every possible legal, regulatory, and logistical impediment to the provision of Services hereunder. Accordingly, each Party will promptly notify the other Party if it reasonably determines that there is a legal, regulatory, or logistical impediment to the provision of any Service, and the Parties shall each use reasonable best efforts to overcome such impediments so that the Services may be provided otherwise in accordance with the terms of this Agreement.

2.10            Third Party Terms. The Recipient acknowledges and agrees that the Services are dependent upon and provided by the Provider through the use and operation of certain products, services, platforms, and offerings provided by third party vendors (“Third Party Offerings”) and that access to and use of such Third Party Offerings is provided by such third party vendors subject to and conditioned upon agreement to certain specified end user terms and conditions (“Third Party Terms”). The Provider will provide the Recipient with copies of all applicable Third Party Terms in advance of providing any Services to the Recipient involving access to or use of any such Third Party Offerings. The Recipient agrees to be bound by all such Third Party Terms to the extent such agreement is reasonably required for access to or use or receipt of any Services.

2.11            Processing of Personal Information. To the extent the provision of any Service involves the processing of Personal Information, each Party shall be responsible for compliance with the Data Protection Laws as applicable to such Party. The Provider agrees not to access Personal Information held by the Recipient other than as is necessary to provide the Services to the Recipient or as otherwise required by applicable Law. The Provider further agrees to establish and maintain administrative, physical and technical safeguards, data security procedures and other protections against the destruction, loss, unauthorized access or alteration of any Personal Information processed on behalf of the Recipient which are no less rigorous than those otherwise maintained for Personal Information processed on its own behalf. In the event of accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to Personal Information (a “Security Incident”) implicating any Personal Information processed pursuant to this Agreement, the Provider shall notify the Recipient as soon as reasonably practicable and shall cooperate in responding to such Security Incident. If and to the extent required by Data Protection Laws, the Parties agree to make all commercially reasonable efforts to make necessary amendments to this Agreement, including (to the extent so required) with respect to the European Standard Contractual Clauses and the United Kingdom Addendum. The Parties will agree on the necessary changes in good faith, taking into account the obligation to carry out this contractual relationship in compliance with Data Protection Laws.

ARTICLE III
Compensation

3.1            Fees and Expenses. As consideration for performance of the Services on the terms, in the manner, and subject to the conditions set forth herein, the Recipient shall pay (or cause to be paid) to the Provider the fees and charges set forth on Exhibit A for each Service listed therein as adjusted, from time to time, in accordance with the processes and procedures established under this Section 3.1 and Section 3.2 hereof (such fees and charges, the “Service Fees”). The Service Fees described on Exhibit A shall apply during the period from the date of this Agreement through the first anniversary thereof, and thereafter (with respect to the Services which are then being provided at the applicable fee increase date) shall increase by five percent (5.00%) on the one (1)-year anniversary of this Agreement and by two and one half percent (2.5%) every ninety (90) days thereafter. In addition to the Service Fees, the Recipient shall reimburse the Provider (or cause the Provider to be reimbursed) for all expenses incurred by the Provider on behalf of the Recipient in connection with the provision of the Services hereunder which constitute actual and verifiable reasonable direct out-of-pocket expenses without mark-up or administrative cost or fee of any kind imposed by the Provider (such expenses, the “Out-of-Pocket Costs”). Upon request, the Provider shall provide the Recipient with substantiating documentation verifying all such expenses.

3.2            Payment. Except as otherwise provided on Exhibit A (and subject thereto), within thirty (30) days after the end of each calendar month during the term of this Agreement, the Provider shall deliver to the Recipient an invoice with respect to the Services provided during such month and which shall set forth the Service Fees and Out-of-Pocket Costs (including substantiating documentation for all such Out-of-Pocket Costs) owing hereunder with respect thereto; provided, that, for the avoidance of doubt, if any Service is terminated prior to the end of any calendar month, the applicable Service Fees and (if appropriate) Out-of-Pocket Costs for such month shall be pro-rated based on the actual last date of the provision of such Service (except with respect to the portion of such Service Fees and Out-of-Pocket Costs that is incurred or paid by the Provider or any Affiliate with respect to terminating commitments with third parties). All invoices will be submitted in U.S. dollars. All payments shall be made in U.S. dollars without reduction for any withholding taxes, unless otherwise required by applicable Law. Except as otherwise provided on Exhibit A (and subject thereto), the Recipient shall pay (or cause to be paid) the Service Fees and Out-of-Pocket Costs invoiced by the Provider within thirty (30) days after its receipt of the corresponding invoice (the “Due Date”). Interest shall accrue on any amount not subject to an Invoice Objection Notice which continues to be due and owing from the Recipient during the period following the Due Date (or, with respect to any amount subject to an Invoice Objection Notice, from the date such dispute is resolved) until such amount is paid in full, at a rate equal to ten percent (10%) per annum. The Provider shall be entitled to suspend performance under this Agreement upon the second failure of the Recipient to timely pay the Service Fees and Out-of-Pocket Costs for Services required under this Agreement, except to the extent that such payment is subject to an Invoice Dispute Notice; provided, however, that (a) the Provider must provide written notice of its intention to suspend, or cause to be suspended, performance of any such Services and provide the Recipient thirty (30) days to cure such failure in full, and (b) the Provider is only permitted to suspend the performance of Services to which such uncured failure to pay directly relates. In the event of a dispute with respect to the amount of any Service Fees or Out-of-Pocket Costs, the Recipient shall deliver to the Provider an Invoice Dispute Notice. Any amounts not so disputed shall be deemed accepted and shall be paid (despite disputes on other items) as provided in this Section 3.2. The Parties shall endeavor to settle all invoice disputes promptly and in good faith.

3.3            Taxes.

3.3.1            The Recipient shall be responsible for all sales, goods, use, services, excise, value added, or other similar taxes imposed on the provision of goods and services, if any, imposed or assessed as a result of the provision of Services by the Provider or its designees (“Service Taxes”) as required under applicable Law; provided, that neither Party shall have any liability for, nor be obligated to pay, any income, franchise, withholding, payroll, property or similar taxes of the other Party; provided further, that the Recipient will not be responsible for any Service Taxes attributable to the Provider’s failure to comply with any applicable certification, identification, documentation, information or other reporting requirement, in each case, required to be satisfied by the Provider under applicable Law.

3.3.2            The Parties shall use commercially reasonable efforts to (a) minimize the amount of Service Taxes, (b) claim (i) the benefit of any exemptions or reductions in applicable rates, and (ii) any available refunds or credits of Service Taxes, and (c) minimize any other incremental tax burden on any Party or any of its Affiliates as a result of the provision of Services under this Agreement. Any such refund or credit of Service Taxes recovered shall be paid to the Party that bore the relevant tax.

3.4            Books and Records. The Provider shall, and shall cause its Affiliates and third-party subcontractors to, preserve and maintain complete and accurate books of account as necessary to support calculations of the Service Fees, Out-of-Pocket Costs and Service Taxes and shall make such books available to the Recipient, upon reasonable notice, during normal business hours.

3.5            Audit Rights. No more than once every three (3) months during the term of this Agreement, the Recipient shall have the right, upon reasonable advance written notice to the Provider, to audit the Provider’s books and records to the extent related to the Out-of-Pocket Costs to confirm such charges. Upon written request by the Recipient, the Provider shall, or shall cause its Affiliates to, within a reasonable period of time, provide, at the Recipient’s sole cost and expense, all assistance, records and access reasonably requested by the Recipient in responding to such audit, to the extent that such assistance, records or access is within the reasonable control of the Provider and relates solely to the Out-of-Pocket Costs. The Recipient shall be responsible for all costs and expenses of each such audit; provided, that if the results of any such audit reveal an error of ten percent (10%) or more in favor of the Recipient, then the Provider shall be responsible for the costs and expenses of such audit. The Recipient’s audit right pursuant to this Section 3.5 may be commenced at any time during the term of this Agreement and up to thirty (30) days following the expiration of the term of this Agreement or earlier termination of this Agreement in accordance with Article IV.

ARTICLE IV
Term and Termination

4.1            Term. The term of this Agreement shall commence as of the date hereof and shall continue until the expiration of all of the Service Terms (or Extension Terms of any Service, if applicable).

4.2            Early Termination of Services or Service Categories. Notwithstanding anything contained herein to the contrary, one or more Service Categories or one or more Services, may be terminated any time:

4.2.1            by written agreement of the Parties;

4.2.2            by the Recipient, at its sole discretion, by delivering a written notice of termination to the Provider at least thirty (30) days (or such fewer number of days as mutually agreed between the Parties, such agreement not to be unreasonably withheld, conditioned or delayed) in advance of such termination; provided, however, that such termination right shall not apply if such termination (x) would cause the Provider or any Affiliate thereof to incur any material costs or expenditures specifically arising from the termination of such Service or Service Categories and (y) the Recipient fails to agree in writing to reimburse the Provider and its Affiliates for any such documented costs and expenditures; and

4.2.3            by the Provider, at its sole discretion, at any time after the second anniversary of the date of this Agreement (unless the Parties have agreed to an Extension Term), by delivering a written notice of termination to the Recipient at least thirty (30) days (or such fewer number of days as mutually agreed between the Parties, such agreement not to be unreasonably withheld, conditioned or delayed) in advance of such termination.

4.3            Early Termination of Agreement. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated any time:

4.3.1            by written agreement of the Parties;

4.3.2            by the Surviving Entity, upon the material breach by BGI of any of its obligations under this Agreement, including the failure to pay any amounts owed by BGI hereunder which are not being disputed in good faith, subject to the Surviving Entity providing BGI with written notice of such breach and BGI being afforded a reasonable cure period of no less than thirty (30) days from receiving such written notice;

4.3.3            by BGI, upon the material breach by the Surviving Entity of any of its obligations under this Agreement, including the failure to pay any amounts owed by the Surviving Entity hereunder which are not being disputed in good faith, subject to BGI providing the Surviving Entity with written notice of such breach and the Surviving Entity being afforded a reasonable cure period of no less than thirty (30) days from receiving such written notice; and

4.3.4            by BGI, on the one hand, or the Surviving Entity, on the other hand, by delivering a written notice of termination to the other Party if (a) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the other Party in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect in the United States or any other jurisdiction, which decree or order is not stayed; or any other similar relief with respect to the other Party shall be granted and remain unstayed under any applicable Law, (b) an involuntary case is commenced against the other Party under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, trustee, custodian or other officer having similar powers over such other Party or over all or a substantial part of any of their respective properties, shall have been entered, or an interim receiver, trustee or other custodian of such other Party for all or a substantial part of their respective properties is involuntarily appointed, and any such event described in this clause (b) continues for sixty (60) days without being dismissed, bonded, stayed, vacated or discharged, (c) the other Party shall have an order for relief entered with respect to it in, or commence, a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect in the United States or any other jurisdiction, or shall consent to the entry of an order for relief in an involuntary case, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or (d) the making by the other Party of any assignment for the benefit of creditors.

4.4            Effect of Termination. Upon termination or expiration of any of the Services or Service Categories pursuant to this Agreement, or upon the termination of this Agreement in its entirety, the Provider shall have no further obligation to provide the applicable (or any, as the case may be) Services. In addition, upon the termination of this Agreement all obligations of the Parties shall terminate, provided that all obligations that expressly survive termination of this Agreement, the obligations of the Recipient with respect to the payment of any Service Fees and Out-of-Pocket Costs accrued prior to the termination or expiration that are payable hereunder and the provisions of ARTICLE IV through ARTICLE VI shall survive any termination or expiration of this Agreement. In the event that this Agreement or any applicable Service or Service Required is terminated at any point during a month and the Service Fee payable for such particular Service or Service Required has already been paid (or was due in accordance with the terms of this Agreement), such Service Fee shall be prorated, and reimbursed to the Recipient based on the actual last date of the provision of such Service or Service Required (except with respect to the portion of such Service Fee that is incurred or paid by the Provider or any Affiliate with respect to terminating commitments with third parties).

ARTICLE V
Liability; Indemnification

5.1            BGI Indemnification. Subject to the remainder of this Section 5.1 and to Section 5.3, BGI agrees to defend, indemnify and hold harmless any Surviving Entity Indemnified Party from and against any and all Losses to the extent that such Losses result from (a) any breach or nonperformance of any provision of this Agreement by BGI (including, without limitation, the non-payment of any fees required to be paid hereunder), (b) any bodily injury or material damage to any property of the Surviving Entity Indemnified Parties (ordinary wear and tear excepted) caused by the fraud, gross negligence or willful misconduct of BGI or its agents, subcontractors, employees or representatives in connection with the provision of the Services under this Agreement, (c) violation of any Law in providing any Services, (d) violation of third party rights in providing any Services, (e) fraud, gross negligence or willful misconduct of BGI or its agents, subcontractors, employees or representatives with respect to the provision of the Services, (f) the provision, receipt or use of any Service infringing, misappropriating or otherwise violating any Intellectual Property of a third party, or (g) action taken by, or any inaction of, the Surviving Entity and its Affiliates, at the request of BGI in furtherance of or in connection with this Agreement. Notwithstanding the foregoing, a SURVIVING ENTITY INDEMNIFIED PARTY’S right to indemnification pursuant to this Section 5.1 shall not exceed the fees received by BGI pursuant to this Agreement EXCEPT TO THE EXTENT SUCH DAMAGES ARISE FROM FRAUD, Gross negligence or Willful misconduct OF BGI OR BGI’s DESIGNEES (INCLUDING AFFILIATES, AGENTS, EMPLOYEES, REPRESENTATIVES OR THIRD-PARTY SUBCONTRACTORS). The amount of any Losses for which indemnification is provided under this Section 5.1 shall be net of any amounts actually recovered by the Surviving Entity Indemnified Party in respect of such Losses under its insurance policies or otherwise, less costs of recovery.

5.2            Surviving Entity Indemnification. Subject to the remainder of this Section 5.2 and Section 5.3, the Surviving Entity agrees to indemnify and hold harmless any BGI Indemnified Party from and against any and all Losses to the extent such Losses result from (a) any breach or nonperformance of any provision of this Agreement by the Surviving Entity (including, without limitation, the non-payment of any fees required to be paid hereunder), (b) any bodily injury or material damage to any property of the BGI Indemnified Parties (ordinary wear and tear excepted) caused by the fraud, gross negligence or willful misconduct of the Surviving Entity or its agents, subcontractors, employees or representatives in connection with the provision of the Services under this Agreement, (c) violation of any Law in providing any Services, (d) violation of third party rights in providing any Services, (e) fraud, gross negligence or willful misconduct of the Surviving Entity, or its agents, subcontractors, employees or representatives with respect to the provision of the Services, (f) the provision, receipt or use of any Service infringing, misappropriating or otherwise violating any Intellectual Property of a third party, or (g) action taken by, or any inaction of, BGI and its Affiliates, at the request of the Surviving Entity in furtherance of or in connection with this Agreement. Notwithstanding the foregoing, a BGI INDEMNIFIED PARTY’S right to indemnification pursuant to this SECTION 5.2 shall not exceed the fees PAID OR PAYABLE by the Surviving Entity pursuant to this Agreement EXCEPT TO THE EXTENT SUCH DAMAGES ARISE FROM FRAUD, Gross negligence or Willful misconduct OF the Surviving Entity OR The Surviving Entity’s DESIGNEES (INCLUDING AFFILIATES, AGENTS, EMPLOYEES, REPRESENTATIVES OR THIRD-PARTY SUBCONTRACTORS). The amount of any Losses for which indemnification is provided under this Section 5.2 shall be net of any amounts actually recovered by the BGI Indemnified Party in respect of such Losses under its insurance policies or otherwise.

5.3            Further Limitation of the Parties’ Liability. EACH PARTY AGREES THAT NO PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON UNDER ANY LEGAL THEORY (INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, STRICT LIABILITY, NEGLIGENCE OR ANY OTHER LEGAL THEORY) UNDER THIS AGREEMENT FOR (X) ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR (Y) ANY DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OTHER THAN REASONABLY FORESEEABLE ACTUAL AND DIRECT DAMAGES, EXCEPT IN THE CASE OF fraud, gross negligence OR willful misconduct OR CLAIMS BY THIRD PARTIES.

5.4            Indemnification Procedures. The matters set forth in Sections 5.4 (Procedures for Third Party Claims), 5.5 (Procedures for Direct Claims), 5.6 (Cooperation in Defense and Settlement), 5.7 (Indemnification Payments), 5.8 (Indemnification Obligations Net of Insurance Proceeds and other Amounts), and 5.11 (No Duplication; No Double Recovery) of the Separation and Distribution Agreement are hereby incorporated by reference into this Agreement, and shall apply mutatis mutandis to the indemnification provided pursuant to this ARTICLE V.

5.5            Exclusive Remedy. Except in the case of fraud or in the case where a party seeks specific performance or other equitable or injunctive relief and without limiting any termination rights of a Party pursuant to this Agreement, the provisions of this ARTICLE V constitute the Surviving Entity’s and BGI’s sole and exclusive remedy with respect to any claim or cause of action arising out of or relating to this Agreement (whether in contract, tort or otherwise).

ARTICLE VI
General Terms and Miscellaneous

6.1            Force Majeure. The Provider shall not be responsible for any failure or delay in performance hereunder, and such failure or delay shall not constitute a breach hereof, if such failure or delay is caused by a Force Majeure. In the event of a Force Majeure, the Provider shall give prompt notice of suspension of Services to the Recipient as soon as reasonably practicable, stating the date and extent of such suspension and the cause thereof, and to the extent Services are available after the occurrence of a Force Majeure, the Provider shall resume the performance of such Services as soon as reasonably practicable after the cessation of the Force Majeure. The Recipient shall be free to acquire any Services from an alternate source, at the Recipient’s sole cost and expense, and without liability to the Provider, for the period and to the extent reasonably necessitated by such non-performance pursuant to this Section 6.1, and the Provider shall reasonably cooperate with, provide information reasonably necessary for and material to, and take such other actions as may be reasonably required to assist such alternate source to provide such Services during such period. The Recipient shall not be obligated to pay the Provider for any Services during any period when the Provider is not providing itself, or through a third party, such Services. During the duration of a Force Majeure, the Provider shall minimize to the extent reasonably practicable the effect of the Force Majeure on its obligations hereunder and to the extent reasonably practicable use reasonable best efforts to avoid or remove such Force Majeure and to resume delivery of the affected Services with the least delay practicable. No Party shall be excused from performance if such Party fails to use reasonable best efforts (to the extent reasonably practicable) to remedy the situation and remove the cause and effects of the Force Majeure.

6.2            Ownership and Licenses of Intellectual Property and Materials.

6.2.1            Except as expressly provided in this Agreement, no license, title, ownership or other Intellectual Property rights are transferred from BGI to the Surviving Entity or from the Surviving Entity to BGI pursuant to this Agreement and each Party (and their respective Affiliates) shall retain exclusive ownership, together with all Intellectual Property rights therein, of any proprietary material and of any and all other Confidential Information, Trade Secrets, and other data or content that such Party (or its Affiliates) uses to provide or receive the Services, as applicable, in connection with this Agreement.

6.2.2            If, in the course of providing any of the Services, the Provider (or its Affiliates) creates or develops any Intellectual Property in connection with such Service (“Newly Developed IP”), then, as between the Parties, such Newly Developed IP shall be solely and exclusively owned by the Recipient upon creation or development and shall be deemed a “work made for hire” under applicable Law. Without limiting the generality of the foregoing, to the extent any Newly Developed IP would not qualify as a “work made for hire” under applicable Law, the Provider hereby irrevocably assigns and transfers (and shall cause its Affiliates to assign and transfer) to the Recipient all of the Provider’s and its Affiliates’ right, title and interest in, to and under such Newly Developed IP. The Parties shall take any and all actions and execute any and all other documents reasonably necessary to perfect, confirm and record the Recipient’s ownership of such Newly Developed IP as contemplated in this Section 6.2.2.

6.2.3            Subject to the terms and conditions of this Agreement, (a) the Provider (on behalf of itself and its Affiliates) hereby grants to the Recipient a non-exclusive, royalty-free right and license to use, during the term of this Agreement, any and all Intellectual Property owned or licensable by the Provider or its Affiliates, but solely for the purpose of permitting the Recipient to receive and use the Services under this Agreement, and (b) the Recipient (on behalf of itself and its Affiliates) hereby grants to the Provider a non-exclusive, royalty-free right and license to use, during the term of this Agreement, any and all Intellectual Property owned or licensable by the Recipient or its Affiliates, but solely for the purpose of enabling the Provider to provide the Services under this Agreement. Such licenses include the right to sublicense to each Party’s Affiliates and third-party subcontractors that are necessary for each Party to provide or receive, as applicable, the Services under this Agreement.

6.2.4            Following a period of four (4) years following the termination or expiration of this Agreement, the Provider shall have no further duty to retain any books or records regarding the Recipient or to notify the Recipient prior to the disposition or destruction thereof.

6.3            Confidentiality.

6.3.1            Subject to Section 6.3.2, BGI, on the one hand, and the Surviving Entity, on the other hand, shall treat as strictly confidential (and shall not disclose) any and all confidential, proprietary or non-public information received or obtained as a result of entering into or performing this Agreement, including that which relates to the provisions, subject matter, or performance of this Agreement, the negotiations relating to this Agreement or the other Parties or any aspect of its business or operations (such information, “Confidential Information”). No Party makes any representations or warranties regarding the accuracy of Confidential Information. A Party receiving Confidential Information related to the other Party shall not use such Confidential Information for any purpose other than the provision or receipt of the Services, as applicable. The restrictions contained in this Section 6.3.1 shall survive the termination or expiration of this Agreement.

6.3.2            A Party may disclose information which would otherwise be confidential if and to the extent it is:

(a)            required by applicable Law; provided, that, if permitted by applicable Law, the non-disclosing Party is given prompt notice of such Law and an opportunity to seek a protective order or other appropriate remedy;

(b)            required by any securities exchange or agency to which the disclosing Party is subject; provided, that the non-disclosing Party is given prompt notice of such requirement and an opportunity to seek a protective order or other appropriate remedy;

(c)            disclosed on a strictly confidential basis to such Party’s Affiliates and employees who have a need to know such information to enable such Party to perform this Agreement; provided, that the disclosing Party will obtain a written agreement from such Affiliates or employees to abide by the confidentiality obligations set forth herein, or such Affiliates or employees shall otherwise have an obligation to keep such information confidential, and the disclosing Party shall remain responsible for any breach of the confidentiality obligations by such Party’s Affiliates and employees;

(d)            information that has come into the public domain through no fault of the disclosing Party; or

(e)            information that was developed independently without any use or reliance on the Confidential Information of the other Party.

6.4            Return of Books, Records and Files. Upon the request of the Recipient after the termination of a Service with respect to which the Provider or any of its Affiliates or subcontractors holds books, records or files, including current and archived copies of computer files, (a) owned solely by the Recipient or its Affiliates and used by the Provider or any of its Affiliates or subcontractors in connection with the provision of a Service pursuant to this Agreement, (b) that constitute Confidential Information of the Recipient, or (c) created by, and in the possession of, the Provider or any of its Affiliates or subcontractors as a function of and relating to the provision of Services pursuant to this Agreement, such books, records and files shall either be returned to the Recipient or destroyed by the Provider, with certification of such destruction provided to the Recipient, other than, in each case, such books, records and files electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel or that are required by law to be retained (and only for such purposes and no other purpose), which such books, records and files will be kept confidential by the Provider, its Affiliates and subcontractors. The Provider shall bear its own costs and expenses associated with the return or destruction of such books, records or files.

6.5            Insurance. Throughout the term of this Agreement, each Party shall purchase and maintain, at its sole cost and expense, comprehensive general liability insurance with coverage limits in such amounts and on such other terms, conditions and exclusions as would be considered reasonably prudent based on the business activities of such Party. Upon written request, any Party shall provide a certificate of insurance confirming such coverage to any other Party.

6.6            Relationship of the Parties. In the performance of all work, duties, and obligations under this Agreement, it is mutually understood that the Provider and any party acting on the Provider’s behalf is at all times acting and performing as an independent contractor with respect to the Recipient, and for the avoidance of doubt, neither this Agreement nor the RMT Transaction Agreement creates any fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties. Neither the Provider nor the Recipient shall hold itself out as an agent of the other Party. Neither the Provider, on the one hand, nor the Recipient, on the other hand, has any right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account of the other Party, or to assume or create any obligation or liability of any kind, expressed or implied, on behalf of the other Party, or to bind the other Party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other Party or to bind the other Party in any manner whatsoever.

6.7            Employees. So long as any employees of the Provider or any of its Affiliates are providing the Services to the Recipient under this Agreement, (a) such employees will remain employees of the Provider or such Affiliate, as applicable, and shall not be deemed to be employees of the Recipient for any purpose, (b) the Provider or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable taxes relating to such employment, and (c) the Provider or such Affiliate shall ensure that such employees are subject to written and enforceable obligations to assign all inventions created or developed by such employees during the provision of such Services to the Provider or its Affiliates.

6.8            No Right of Set-Off. Neither BGI, on the one hand, nor the Surviving Entity, on the other hand, shall have any right under this Agreement to offset or deduct any amounts owed (or to become due and owing) to the other Party, whether under this Agreement, the RMT Transaction Agreement, or otherwise, against any other amount owed (or to become due and owing) to it by the other Party. Furthermore, the Parties agree that disputes related to any other agreement shall not serve as grounds to delay any performance or payment obligations under this Agreement.

6.9            Amendments; Waiver. This Agreement may be amended and/or modified only in a written document signed by the Parties that specifically states that it is an amendment to this Agreement. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the waiving Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.10            Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which shall constitute one and the same Agreement.

6.11            Assignment; Binding Effect; Successors. None of the Parties may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that (a) either Party may assign any or all of its rights (but not any of its obligations) under this Agreement to any of its Affiliates without the other Party’s consent, and (b) either Party may assign this Agreement without the other Party’s consent in connection with a merger, consolidation or sale of all or substantially all of the assets of the assigning Party. No assignment or delegation permitted by this Section 6.11 shall relieve any Party from its obligations hereunder. Any purported assignment in violation of the foregoing shall be void ab initio. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. If either Party consolidates, merges or converts into, or transfers all or substantially all of its stock or assets to, another Person, the resulting, surviving or transferee Person shall succeed to and be substituted for such Party and continue to be obligated with the same effect as if it had been an original party hereto; provided such resulting, surviving or transferee Person shall be obligated to expressly agree to assume and perform the duties and the obligations of such Party hereunder.

6.12            Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

6.13            Third Party Beneficiaries. Except as expressly set forth in ARTICLE V, the provisions of this Agreement are solely between and for the benefit of, and are enforceable by, the Parties and do not inure to the benefit of, or confer rights upon, any third party.

6.14            Entire Agreement. This Agreement, including all exhibits, the RMT Transaction Agreement, and the Separation and Distribution Agreement, constitute the entire understanding of the Parties relating to the subject matter hereof and, together, such agreements supersede and replace all prior agreements, discussions and understandings relating to the subject matter hereof.

6.15            Specific Performance. The Parties acknowledge that irreparable damage will occur and it will be impossible to measure the damages that would be suffered by the other Party if a Party fails to comply with this Agreement and that in the event of any such failure, monetary damages or any other remedy at Law, even if available, would not be an adequate remedy. It is accordingly agreed that the Parties shall be entitled to injunctive relief and specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled under this Agreement.

6.16            Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver, or shall cause its Affiliates to execute and deliver, such documents and other papers and shall take, or shall cause its Affiliates to take, such further actions as may be reasonably required or necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

6.17            Other Provisions. Sections 11.4 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 11.6 (Notices) (with any notices to the Surviving Entity to be provided to the Surviving Entity at the address for the Merger Sub pursuant to Section 11.6 of the RMT Transaction Agreement), 11.13 (Severability) and 11.16 (Interpretation and Construction) of the RMT Transaction Agreement are hereby incorporated by reference in this Agreement, and shall apply mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have executed or caused this Transition Services Agreement to be executed as of the date first written above.

BERRY GLOBAL, INC.

By:	/s/ Jason Greene
Name:	Jason Greene
Title:	EVP

TREASURE MERGER SUB II, LLC

By:	/s/ Jill L. Urey
Name:	Jill L. Urey
Title:	VP, General Counsel & Compliance

Signature Page to Transition Services Agreement

Exhibit A

Services